WDI SIGNS LETTER OF INTENT WITH CALDON BIOTECH FOR JOINT VENTURE AND FUTURE ACQUISITION November 29, 2001 08:31:00 AM ET

MIAMI LAKES, Fla., Nov. 29 /PRNewswire/ -- World Diagnostics, Inc. (OTC Bulletin
Board: WDGI) (WDI), www.worlddiagnostics.com, a global provider of medical diagnostic tests and specialized laboratory products for the international marketplace, announced today that it has signed a letter of intent to enter into a joint venture with Caldon Biotech, Inc. to provide WDI with various diagnostic test products, some of which are currently being supplied to WDI by other manufacturers, and to develop new products to be marketed through joint efforts. In addition, the agreement provides for WDI to acquire Caldon within one year, provided the parties meet certain conditions. Caldon Biotech, based in Carlsbad, California, and its affiliated company, Auto-Genomics, a leading developer of genomic (DNA) and proteomic analytical instrumentation, also will focus on developing specialized DNA-based tests to augment WDI's current comprehensive product line.


WDI's products currently are manufactured to various specifications by approximately 36 FDA-qualified vendors. The joint venture is intended to give WDI greater control over the vast majority of its production requirements, as well as afford a material reduction in costs and an opportunity to increase WDI's gross profit margin. Production is scheduled to begin on limited product lines in January 2002, with others in production before March 31, 2002.


Barry Peters, chairman of WDI, said, "Caldon has excellent technical skills and production know-how. WDI has built the distribution and marketing platform, and it has the customer base to create meaningful efficiencies for both companies. The plan is to fully integrate Caldon into WDI before the end of next year, and we have confidence that it will happen sooner than later as the plan unfolds. At that time, Caldon, a privately-owned company, will have the opportunity to capitalize by becoming a shareholder in WDI under the terms of the proposed acquisition, and benefit from the value afforded a public company. "


Peters continued, "Annual business for Caldon is approaching $1.0 million. By attaching Caldon's product design and manufacturing capability to WDI's marketing engine, WDI could see additional revenues of more than $2.0 million for 2002 derived solely from clinical chemistry and rapid tests. We look forward to a strong and profitable association with Caldon and will be working to complete our definitive agreement within the next 60 days."

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About World Diagnostics, Inc. and GLOBALeMED.com


World Diagnostics, Inc. is a leading provider of a wide range of medical diagnostic and laboratory products worldwide. The Company offers a simplified way to purchase those products through its GLOBALeMED system, which also provides medical professionals access to critical technical data and information, training aids and online customer support.


The Company's network of distributors and GLOBALeMED partners now covers 84 countries, offering the most comprehensive resource for most medical diagnostic tests and laboratory products, of which about 1,000 are World Diagnostic-branded. Numerous other products are also sold through distributors and directly to medical professionals, hospitals, physician offices, clinical laboratories and retail drug stores. For more information about the Company and its products, visit or www.worlddiagnostics.com or www.otcfn.com/wdgi.


Contact: World Diagnostics: Barry Peters, Chairman, 310-234-9535, e-mail: bpeters@worlddiagnostics.com; Investor Relations: OTC Financial Network, Rick Iler, 781-444-6100 or 877-882-1640, ext. 648, email: riler@otcfn.com,
www.otcfn.com/wdgi.


Except for historical matters contained herein, the matters discussed in this press release are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the assumptions and involve risk and uncertainties, which may affect World Diagnostics, Inc.'s business and prospects and cause actual results to differ materially from these forward-looking statements.